Exhibit 3.1
Certificate regarding Approval of Amendment to Section 2.03
of Amended and Restated Bylaws of Abercrombie & Fitch Co.
by Stockholders of Abercrombie & Fitch Co.
at Annual Meeting of Stockholders held on June 10, 2009
The undersigned hereby certifies that he is the duly elected, qualified and acting Senior Vice President, General Counsel and Secretary of Abercrombie & Fitch Co., a Delaware corporation (the “Company”); that the Annual Meeting of Stockholders (the “Annual Meeting”) of the Company was duly called and held on June 10, 2009, at which Annual Meeting a quorum of the stockholders of the Company was at all times present in person or by proxy; and that the stockholders duly approved, by the affirmative vote of the holders of more than 75% of the outstanding shares of Class A Common Stock of the Company entitled to vote at the Annual Meeting, the resolution providing for the amendment to Section 2.03 of the Company’s Amended and Restated Bylaws as set forth on Exhibit I attached hereto and incorporated herein by this reference.
IN WITNESS WHEREOF, the undersigned Senior Vice President, General Counsel and Secretary of Abercrombie & Fitch Co., acting for and on behalf of the Company, has hereunto set his hand this 12th day of June, 2009.

/s/ David S. Cupps

David S. Cupps
Senior Vice President,
General Counsel and Secretary of
Abercrombie & Fitch Co.

Exhibit I
RESOLVED, that the amendment to Section 2.03 of the Company’s Amended and Restated Bylaws to implement majority voting in uncontested elections of directors in the form attached as Annex A to the proxy statement delivered to stockholders of the Company in connection with this Annual Meeting [and included with this Exhibit I] be, and it hereby is, approved on behalf of the Company.

Annex A to Proxy Statement
Delivered to Stockholders of
Abercrombie & Fitch Co.
in connection with
Annual Meeting of Stockholders
held on June 10, 2009
Proposed Majority Voting Bylaw Amendment
Section 2.03 of the Corporation’s Amended and Restated Bylaws shall be deleted and replaced in its entirety with the following:
Section 2.03. Election of Directors. At each meeting of the stockholders for the election of directors, a nominee shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that the persons receiving the greatest number of votes shall be the directors at any such meeting of the stockholders for which (i) the Secretary of the corporation receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for directors set forth in Article I, Section 1.09, of these bylaws and (ii) such nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date the corporation first mails its notice of meeting for such meeting to the stockholders. Directors need not be stockholders.